Exhibit 10.1

DATED                                 THIS DAY OF                                      , 2019

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BETWEEN

RUBICON SAPPHIRE TECHNOLOGY (MALAYSIA) SDN. BHD.

(Company No. 200901017303/860400-A)

(“VENDOR”)

AND

COMPUTIME (MALAYSIA) SDN. BHD.

(Company No. 201901028967/1338296-M)

(“PURCHASER”)

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SALE AND PURCHASE AGREEMENT

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Prepared By:

SKRINE

ADVOCATES & SOLICITORS

50-8-1, WISMA UOA DAMANSARA

50 JALAN DUNGUN

DAMANSARA HEIGHTS

50490 KUALA LUMPUR

MALAYSIA

FILE NO: TC/2162793.1

FP Comments: 14-12-2019

AN AGREEMENT made the                day of                                 , 2019

Between

(1)	RUBICON SAPPHIRE TECHNOLOGY (MALAYSIA) SDN. BHD. (Company No. 200901017303/ 860400-A), a company incorporated in Malaysia and having its registered address at Suite A, Level 9, Wawasan Open University, 54, Jalan Sultan Ahmad Shah, 10050 Georgetown, Penang (“the Vendor”) of the one part;

And

(2)	COMPUTIME (MALAYSIA) SND. BHD. (Company No. 201901028967/1338296-M), a company incorporated in Malaysia and having its registered address at 170-09-01, Livingston Tower, Jalan Argyll, 10050 George Town, Pulau Pinang, Malaysia (“the Purchaser”) of the other part.

RECITALS:-

(A)	The Vendor is the registered proprietor and beneficial owner of all that piece of sixty (60)-year leasehold land held under PN 11295, Lot 10010 (previously H.S.(D) 57673, PT 4627), Mukim 01, Daerah Seberang Perai Tengah, Negeri Pulau Pinang, Malaysia measuring 12,383 square metres in area together with all the buildings erected thereon bearing assessment address No. 3065, Tingkat Perusahaan 4A, Kawasan Perusahaaan Perai, 13600 Perai, Penang (“the Land”).

(B)	The Vendor has agreed to sell and the Purchaser has agreed to purchase the Land on an “as is where is” basis as at the Completion Date (as hereinafter defined) free from all Encumbrances and with vacant possession but subject to the Vendor’s Warranties, existing category of land use, all express and implied conditions and restrictions in interest endorsed on the Document of Title, and unregistered easements favouring Tenaga Nasional Berhad (if any) and Gas Malaysia (if any) only and upon the terms and conditions hereinafter contained.

(C)	Pursuant to a Lease dated 9th May 2017 made between the Vendor as lessor of the one part and Tenaga Nasional Berhad (Company No. 200866-W) (“the Lessee”) as lessee of the other part (“the Lease”), the Vendor has granted to the Lessee a lease of part of the Land measuring approximately 31.286 square metres together with a substation building/compartment erected thereon for a term of thirty (30) years commencing on 8th February, 2017 and expiring on 7th February, 2047 subject to the terms and conditions as stipulated in the Lease. A copy of the Lease is attached hereto and marked as “APPENDIX I”. The Lease is duly registered on the relevant register document of title vide presentation no. 0799SC2017012423 on 18th May, 2017.

(D)	The Land is subject to the category of land use and express condition of “Perusahaan/Perindustrian”, the English translation of which means “Industrial”.

(E)	The title to the Land is subject to the following express conditions and restrictions in interest:-

Syarat-syarat Nyata:

(i)	Tanah yang diberimilik ini hendaklah digunakan untuk tujuan perusahaan sahaja.

(ii)	Pemilik pertama selepas Perbadanan Pembangunan Pulau Pinang hendaklah dalam tempoh masa 2 tahun dari tarikh Pindah Milik didaftarkan atau dalam jangka masa lalu yang diluluskan oleh Pihak Berkuasa Negeri, mendirikan bangunan kilang atau bangunan kilang-kilang di atas tanah yang diberimilik ini mengikut pelan yang diluluskan oleh Pihak Berkuasa Tempatan.

In English:

Express Conditions

i)	This alienated land must be used for the purpose of industry only.
ii)	The first proprietor after the Penang Development Corporation must within 2 years from the date of registration of the transfer or within such further time as may be approved by the State Authority erect a factory building or buildings on the land hereby alienated in accordance with the plan approved by the local authority.

Sekatan-sekatan Kepentingan

Tanah yang diberimilik ini tidak boleh dipindahmilik, cagar, pajak atau pajakan kecil, tenensi disewakan atau dengan apa-apa urusan sekalipun diuruskan tanpa kebenaran bertulis daripada Pihak Berkuasa Negeri.

In English:

Restriction in Interest

The land hereby alienated shall not be transferred, charged, leased, sub-leased, tenanted or otherwise in any manner dealt with or disposed of without the written sanction of the State Authority.

OPERATIVE PROVISIONS:-

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

The following words and expressions have the following meanings unless the context otherwise requires:-

“Appropriate Authorities” means any governmental, semi or quasi government and/or statutory departments, agencies or bodies, and “Appropriate Authority” shall be construed accordingly;

“Balance Deposit” means the amount being Deposit less the Retention Sum amounting to Ringgit Malaysia Three Million Five Hundred Twenty Seven Thousand and Five Hundred (RM3,527,500.00) only referred to in Clause 2.2 representing seventeen per centum (17%) of the Purchase Price;

“Balance Purchase Price” means the balance of the Purchase Price of Ringgit Malaysia Sixteen Million and Six Hundred Thousand (RM16,600,000.00) only referred to in Clause 2.3 representing eighty per centum (80%) of the Purchase Price;

“Business Day” means any day on which commercial banks in Kuala Lumpur, Malaysia, Illinois, United States of America and Hong Kong SAR are open for business excluding Saturdays, Sundays and public holidays in Kuala Lumpur, Malaysia, Illinois, United States of America or Hong Kong SAR;

“Completion Date” means the date on which the full amount of the Purchase Price and interest due, if any, have been paid to the Vendor or the Vendor’s Solicitors as stakeholders;

“Compliance Period” means two (2) months from the date of this Agreement;

“Condition Precedent” has the meaning ascribed to it in Clause 3.1, and “Conditions Precedent” shall be construed accordingly;

“Deposit” means the sum of Ringgit Malaysia Four Million One Hundred and Fifty Thousand (RM4,150,000.00) only referred to in Clause 2.1 representing the aggregate of the Retention Sum and the Balance Deposit, equivalent to twenty per centum (20%) of the Purchase Price;

“Disposal Date” means the date on which the Conditions Precedent set out in 3.1.2 and 3.1.3 (where applicable) are fulfilled;

“Director General” means the Director General of the Inland Revenue Board of Malaysia;

“Document of Title” means the issue document of title in respect of the Land;

“Encumbrances” means any and all encumbrances, charges, mortgages, assignments, title retention, trust arrangements, caveats (private, trust, lien-holder’s or registrar’s), liens, prohibitory orders, easements, leases, tenancies, licences, squatters, unauthorised occupants, equities and/or claims whatsoever, and “Encumbrance” shall be construed accordingly;

“EPU” means the Economic Planning Unit of the Prime Minister’s Department;

“Extended Compliance Period” means the period of one (1) month after the last day of the Compliance Period;

“Extended Payment Deadline" means the last day of the Extended Period;

“Extended Period” means the period of one (1) week after the last day of the Payment Deadline;

“Land” means the land referred to in Recital (A);

“Payment Deadline” means the deadline for the payment of the Balance Purchase Price being the day which falls two (2) weeks after the Unconditional Date;

“PDC” means The Penang Development Corporation, a body corporate incorporated under the Penang Development Corporation Enactment, 1971 and having its office at Bangunan Tun Dr Lim Chong Eu, No 1 Pesiaran Mahsuri, Bandar Bayan Baru, 11909 Bayan Lepas, Penang, Malaysia;

“Purchase Price” means the sum of Ringgit Malaysia Twenty Million Seven Hundred and Fifty Thousand (RM20,750,000.00) only referred to in Clause 2.1;

“Purchaser’s Solicitors” means Messrs Foong & Partners of 13-1 Menara 1MK, Kompleks 1 Mont’ Kiara, No 1 Jalan Kiara, Mont’ Kiara, 50480 Kuala Lumpur, Malaysia;

“Retention Sum” means the sum of Ringgit Malaysia Six Hundred Twenty Two Thousand and Five Hundred (RM622,500.00) only representing three per centum (3%) of the Purchase Price;

“RPGT” means Real Property Gains Tax;

“RPGT Act” means the Real Property Gains Tax Act 1976;

“Transfer” means the valid and registrable Memorandum of Transfer in Form 14A of the National Land Code 1965 duly executed by the Vendor in favour of the Purchaser in respect of the Land;

“Unconditional Date” means the day on which all the Conditions Precedent are fulfilled as referred to in Clause 3.9;

“Vendor’s Solicitors” means Messrs Skrine of Unit No. 50-8-1, 8th Floor, Wisma UOA Damansara, 50, Jalan Dungun, Damansara Heights, 50490 Kuala Lumpur, Malaysia; and

“Vendor’s Warranties” means all representations and warranties set out in Clause 13.1 given by the Vendor.

1.2	Interpretation

Unless the context otherwise requires:-

1.2.1	If there is more than one Vendor or more than one Purchaser, the respective rights and obligations of the vendors or the purchasers, as the case may be, under this Agreement shall be joint and several;

1.2.2	Words importing the masculine gender shall include the feminine and neuter genders and vice versa;

1.2.3	Words importing the singular number shall include the plural and vice versa;

1.2.4	The Appendices or Schedules hereto (if any) shall be read and construed as part of this Agreement. If there is any conflict or discrepancy between the contents of the Appendix or Schedule and the main body of this Agreement, the contents of the Appendix or Schedule, as the case may be, shall govern and prevail;

1.2.5	A reference to a recital, clause, sub-clause, paragraph, sub-paragraph is a reference to a recital, clause, sub-clause, paragraph, sub-paragraph of this Agreement;

1.2.6	The headings and sub-headings to clauses herein are for convenience and shall not be taken into consideration in the interpretation or construction of this Agreement;

1.2.7	A reference to a statute includes:

(a)	all amendments to that statute;

(b)	regulations, by-laws, rules, statements of policies or guidelines issued under or in relation to the same; and

(c)	any statutory modification or re-enactment of that statute;

1.2.8	A reference to a “month” means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it commences or, where there is no date in the next month numerically corresponding as aforesaid, the last day of such calendar month, and “months” and “monthly” shall be construed accordingly;

1.2.9	If any period of time is specified from a given day, or the day of a given act or event, it is to be calculated exclusive of that day and if any period of time falls on a day which is not a Business Day, then that period is to be deemed to only expire on the next Business Day;

1.2.10	A reference to any particular date or time is a reference to that date or time in Malaysia;

1.2.11	A reference to any agreement (including this Agreement) or document includes an amendment to, or replacement or novation of that agreement or document;

1.2.12	Words denoting an obligation on a person or party to do any act matter or thing include an obligation to procure that it be done and words placing a person or party under a restriction include an obligation not to permit infringement of the restriction save where otherwise provided;

1.2.13	No rule of construction applies to the disadvantage of a party by reason that it was responsible for the preparation of this Agreement or any part of it;

1.2.14	Any reference to “pay”, or cognate expressions, includes payments made in cash or by way of cheque or bank drafts (drawn on a bank licensed to carry on banking business under the provisions of the Financial Services Act 2013 or Islamic Financial Services Act 2013) or effected through inter-bank transfers to the account of the payee, giving the payee access to immediately available, freely transferable, cleared funds and the word “Ringgit Malaysia” or the abbreviation “RM” means the lawful currency of Malaysia. For the avoidance of doubt, the person making the payment shall be responsible for all charges, fees, bank commission or any costs payable in making such payments; and

1.2.15	Any reference to “writing”, or cognate expressions, includes any communication effected by facsimile transmission.

2	DEPOSIT AND PURCHASE PRICE

2.1	In consideration of the Deposit of Ringgit Malaysia Four Million One Hundred and Fifty Thousand (RM4,150,000.00) only now paid by the Purchaser in accordance with Clause 2.2 by way of deposit and part payment of the Purchase Price, the Vendor agrees to sell and the Purchaser agrees to purchase the Land at the Purchase Price of Ringgit Malaysia Twenty Million Seven Hundred and Fifty Thousand (RM20,750,000.00) only on an “as is where is” basis as at the Completion Date free from all Encumbrances and with vacant possession but subject to the Vendor’s Warranties, existing category of land use, all express and implied conditions and restrictions in interest endorsed on the Document of Title and all unregistered easements favouring Tenaga Nasional Berhad (if any) and Gas Malaysia (if any) only and upon the terms and conditions hereinafter contained.

2.2	The Deposit shall be paid by the Purchaser on the date of execution of this Agreement in the following manner:

2.2.1	the Retention Sum shall be paid to the Vendor’s Solicitors as stakeholders upon the execution of this Agreement who are authorised to forward the Retention Sum to the Director General of Inland Revenue being the payment for the RPGT payable under the provisions of the RPGT Act as stated under Clause 14 hereunder; and

2.2.2	the Balance Deposit shall be paid to the Vendor’s Solicitors, as stakeholders, upon the execution of this Agreement. The Vendor’s Solicitors shall release the Balance Deposit together with all accrued interest thereon to the Vendor on the Unconditional Date.

2.3	Subject to the obligation of the parties to complete the sale and purchase of the Land upon this Agreement becoming unconditional in accordance with Clause 3.8, the Purchaser shall pay the Balance Purchase Price of Ringgit Malaysia Sixteen Million and Six Hundred Thousand (RM16,600,000.00) only in accordance with Clause 6.1 on or before the Payment Deadline.

2.4	If the Purchaser is unable to pay the Balance Purchase Price in accordance with Clause 2.3 for any reason, the Payment Deadline shall be automatically extended to the Extended Payment Deadline provided that the Purchaser pays to the Vendor interest on the Balance Purchase Price then outstanding at the rate of eight (8%) per centum per annum calculated on a daily basis from the first day of the Extended Period until the Completion Date. The interest due, if any, shall be paid at the same time as the payment of the Balance Purchase Price.

2.5	The Vendor’s Solicitors and the Purchaser’s Solicitors, as the case may be, shall place all monies received by them respectively as stakeholders in an interest bearing deposit account(s) with a licensed commercial or Islamic bank in Malaysia of their respective choice pending the release of the monies (including any interest) in accordance with the terms of this Agreement.

3	CONDITIONS PRECEDENT

3.1	The obligation of the parties to complete the sale and purchase of the Land is conditional upon:-

3.1.1	the Vendor having obtained the approval of PDC to sell or transfer the Land to the Purchaser (“PDC Approval”);

3.1.2	the Vendor having obtained the approval of the Appropriate Authority to sell or transfer the Land to the Purchaser (“Transfer Approval”);

3.1.3	the Purchaser having at its own costs and expenses obtained the approval of the Appropriate Authority to purchase the Land pursuant to Section 433B of the National Land Code 1965 from the Vendor, where applicable (“State Authority Approval”);

3.1.4	the Vendor having at its own costs and expenses obtained the consent of Tenaga Nasional Berhad to sell or transfer the Land to the Purchaser (“TNB Consent”); and

3.1.5	the Purchaser having at its own costs and expenses obtained a written confirmation or support letter from the EPU that EPU’s approval is not required for the acquisition of the Land by the Purchaser, where applicable (“EPU Confirmation”),

(severally a “Condition Precedent” and collectively “Conditions Precedent”) on or before the expiry of two (2) months from the date of this Agreement (“Compliance Period”) provided always that if any Condition Precedent is not fulfilled/complied with by the expiry of the said two (2) months, an extension of one (1) month shall automatically be granted (“Extended Compliance Period”). If so required and requested by the Vendor, the Purchaser shall agree on a further extension of the Compliance Period for a period of one (1) month.

3.2	Where applicable, the Purchaser shall no later than five (5) days from the date of this Agreement apply for the EPU Confirmation PROVIDED ALWAYS THAT the Vendor shall provide to the Purchaser such documents and information (other than confidential information which such party is precluded by law or contract from disclosing) as may be requested by the Purchaser for the aforesaid application. The Purchaser shall furnish a copy of such aforesaid application to the Vendor and the Purchaser shall within the next Business Day of receipt of the EPU Confirmation furnish a copy of the same to the Vendor. The Vendor shall then forward a copy of the EPU Confirmation to PDC and/or the Appropriate Authority, if so required.

3.3	The Vendor shall submit an application for the PDC Approval within five (5) days from its receipt of all documents and information (other than confidential information which such party is precluded by law or contract from disclosing) as may be requested by the Vendor from the Purchaser for the aforesaid application. The Vendor shall furnish a copy of such aforesaid application to the Purchaser. The Vendor shall submit an application for the Transfer Approval within five (5) days after the PDC Approval has been obtained (if required by the relevant Appropriate Authority or applicable law) PROVIDED ALWAYS THAT the Purchaser shall provide to the Vendor such documents and information (other than confidential information which such party is precluded by law or contract from disclosing) as may be requested by the Vendor for the aforesaid application. The Vendor shall furnish a copy of such aforesaid application to the Purchaser. Subject to Clause 24.3, the cost of the applications for the PDC Approval and the Transfer Approval, and the consent fee payable to PDC and the Appropriate Authority for the aforesaid applications shall be borne by both the Vendor and Purchaser in the ratio of 35:65. The Purchaser shall immediately on demand by the Vendor pay to PDC and/or the Appropriate Authority or reimburse the Vendor for all costs and expenses paid to PDC and/or the Appropriate Authority for purposes of obtaining their approval for the sale and purchase contemplated herein.

3.4	The Vendor shall within three (3) Business Days of its receipt of the PDC Approval, the Transfer Approval and the TNB Consent forward to the Purchaser a copy of the same certified as true by the Vendor’s Solicitors or the Vendor’s authorised signatories.

3.5	If any of the aforesaid approvals/confirmation granted pursuant to the applications made under Clauses 3.1.1, 3.1.2, 3.1.3, 3.1.4 and 3.1.5 is obtained subject to any condition which is not acceptable to the Vendor, the Vendor shall inform the Purchaser of its non-acceptance of the said condition within seven (7) days of its receipt of the reply from the relevant authorities or its receipt of a copy of the reply from the Purchaser. Failure by the Vendor to so notify the Purchaser of its non-acceptance of any condition imposed as aforesaid shall be deemed acceptance of the said conditions by the Vendor. The Vendor shall be entitled to appeal or procure the Purchaser to appeal to any relevant Appropriate Authorities to modify and/or withdraw such aforesaid condition which is unacceptable to the Vendor PROVIDED ALWAYS THAT such appeal shall be filed and completed within the Compliance Period or the Extended Compliance Period, as the case may be.

3.6	Notwithstanding any other provisions in this Agreement, if any of the approvals/confirmation granted pursuant to the applications made under Clauses 3.1.1, 3.1.2, 3.1.3, 3.1.4 and 3.1.5 is given subject to conditions imposed on the Purchaser, the Purchaser must agree to those conditions save and unless such conditions would directly or indirectly impose upon the Purchaser an obligation to make payment or incur costs and expenses of an aggregate sum of Ringgit Malaysia Four Hundred Thousand (RM400,000.00) only (“Threshold”) or more to any relevant Appropriate Authorities or other third parties in which event, the Purchaser shall be entitled to appeal or procure the Vendor to appeal to the relevant Appropriate Authorities to modify and/or withdraw such aforesaid conditions which are unacceptable to the Purchaser PROVIDED ALWAYS THAT such appeal shall be filed and completed within the Compliance Period or the Extended Compliance Period, as the case may be. In the event the Vendor is agreeable to reimburse the Purchaser or to pay any sum in excess of the Threshold to any relevant Appropriate Authorities or other third parties, the Purchaser must agree to those conditions. The Purchaser shall inform the Vendor of its non-acceptance of such aforesaid conditions within seven (7) days of its receipt of the reply from the relevant Appropriate Authorities or its receipt of a copy of the reply from the Vendor. Failure by the Purchaser to so notify the Vendor of its non-acceptance of any conditions imposed as aforesaid shall be deemed acceptance of the said conditions by the Purchaser.

3.7	The parties agree that, pursuant to the Garis Panduan Perolehan Hartanah oleh Warganegara Asing atau Syarikat Asing Bagi Negeri Pulau Pinang (updated on 16 August 2017) (“Guidelines”), the State Authority Approval is not required to be obtained to complete the sale and purchase of the Land as at the date of this Agreement. The Parties further agree that if the Guidelines remain effective as at the Unconditional Date, and there is no amendment to the Guidelines on or prior to the Unconditional Date which necessitates the procurement of the State Authority Approval, the State Authority Approval shall be deemed not applicable. The application for the State Authority approval (where applicable) shall be submitted by the Purchaser as soon as it is expedient to do so PROVIDED ALWAYS THAT the Vendor shall provide to the Purchaser such documents and information (other than confidential information which such party is precluded by law or contract from disclosing) as may be required from a vendor by the Appropriate Authorities within seven (7) days from the receipt of the request for the same by the Purchaser or the Purchaser’s Solicitors. The Purchaser shall procure that a copy of the aforesaid approval be furnished to the Vendor.

3.8	If:-

3.8.1	any of the aforesaid applications for approval is refused; or

3.8.2	any of the Conditions Precedent is not fulfilled/complied with by the expiry of the Compliance Period or the Extended Compliance Period, as the case may be; or

3.8.3	any condition imposed by the Appropriate Authority in respect of any of the aforesaid approvals is not acceptable to the Vendor or subject always to Clause 3.6, the Purchaser, where applicable; or

3.8.4	subject always to Clause 3.6, the Appropriate Authority refuses to modify and/or withdraw an unacceptable condition in respect of any of the aforesaid approvals requested by the Vendor, or the Purchaser, where applicable, and the Vendor, or the Purchaser, where applicable, is unwilling to accept such condition imposed; or

3.8.5	an appeal pursuant to Clause 3.5 is not completed within the Compliance Period or the Extended Compliance Period, as the case may be, and the Vendor is unwilling to accept such condition imposed;

the Vendor or the Purchaser, may by written notice to the other party, terminate this Agreement (with a photocopy being given to each of the Vendor’s Solicitors and the Purchaser’s Solicitors at the same time) whereupon the Balance Deposit and the Retention Sum shall immediately be refunded by the Vendor’s Solicitors to the Purchaser, and the provisions of Clause 19.1 where applicable shall apply, and thereafter this Agreement shall cease to be of any further effect.

3.9	The obligation of the parties to complete the sale and purchase of the Land under this Agreement shall become unconditional on the date which the Purchaser’s Solicitors or the Vendor’s Solicitors, as the case may be, is in receipt from the relevant Appropriate Authorities of documentary evidence(s)/written proof(s) that all the Conditions Precedent have been fulfilled/complied with (“the Unconditional Date”).

3.10	The Purchaser shall notify EPU in respect of the transfer of the Land in its favour on the Completion Date.

4	DEPOSIT OF DOCUMENTS

4.1	The parties shall within three (3) Business Days from the Unconditional Date, execute the Transfer to effect the transfer of the Land from the Vendor to the Purchaser. The duly executed Transfer shall be deposited with the Vendor’s Solicitors to be held as stakeholders.

4.2	Within seven (7) Business Days of the Unconditional Date, the Vendor shall deliver the following to the Purchaser’s Solicitors:-

4.2.1	the duly paid quit rent and the latest assessment receipts for the current year/ prevailing period in respect of the Land duly certified as true copies by a practicing solicitor;

4.2.2	the original PDC Approval;

4.2.3	the original Transfer Approval;

4.2.4	the original TNB Consent; and

4.2.5	any other document or documents so requested by the Purchaser which are necessary to enable the Transfer to be registered in accordance with this Agreement.

4.3	The Vendor shall within seven (7) days from the date of this Agreement, deliver to the Purchaser’s Solicitors:-

4.3.1	three (3) copies each of its Constitution (as defined in Companies Act 2016), the certificate of incorporation, and the latest return in Forms 24, 44 and 49 of the Companies Act 1965 and notification of any changes thereto under the Companies Act 2016 duly certified as true copies by the Company Secretary of the Vendor;

4.3.2	three (3) copies each of the national registration identity card or passport of the Vendor’s signatories to this Agreement and the Transfer duly certified as true copies by a practicing solicitor; and

4.3.3	three (3) copies each of the resolutions of its Board of Directors and (if required) a resolution of its shareholders approving the sale of the Land on the terms and conditions herein contained and authorising the affixing of its Common Seal on or the signing of this Agreement, the Transfer and such other documents or applications in accordance with its Constitution duly certified as true copies by the Company Secretary of the Vendor.

4.4	The Purchaser shall within seven (7) days from the date of this Agreement, deliver to the Vendor’s Solicitors:-

4.4.1	three (3) copies each of its Constitution (as defined in Companies Act 2016), the certificate of incorporation and the latest return in Forms 24, 44 and 49 of the Companies Act 1965 and notification of any changes thereto under the Companies Act 2016 duly certified as true copies by the Company Secretary of the Purchaser;

4.4.2	three (3) copies each of the national registration identity card or passport of the Purchaser’s signatories to this Agreement and the Transfer duly certified as true copies by a practicing solicitor; and

4.4.3	three (3) copies each of the resolution of its Board of Directors and (if required) a resolution of its shareholders approving the purchase of the Land on the terms and conditions herein contained and authorising the affixing of its Common Seal on or the signing of this Agreement, the Transfer and such other documents or applications in accordance with its Constitution duly certified as true copies by the Company Secretary of the Purchaser.

4.5	The Vendor shall on signing of this Agreement deposit the original Document of Title with the Vendor’s Solicitors as stakeholders who shall be authorized to deal with the same in accordance with the provisions of this Agreement.

5	ADJUDICATION AND STAMPING OF TRANSFER

5.1	The Vendor’s Solicitors shall within seven (7) Business Days from the Unconditional Date, release the Transfer to the Purchaser’s Solicitors upon the Purchaser’s Solicitors’ undertaking to deal with the same only in the following manner:-

5.1.1	to present the Transfer to the Stamp Office for adjudication of stamp duty payable thereon within seven (7) Business Days from the date of receipt of the Transfer;

5.1.2	to arrange for the payment of the stamp duty as assessed subject to Clause 5.2 below; and

5.1.3	thereafter to retain the Transfer in safe custody until the same is to be released pursuant to Clause 6.1.

5.2	The Purchaser shall pay the stamp duty assessed as being payable on the Transfer within seven (7) Business Days after receipt of the notice of assessment by the Purchaser’s Solicitors. The Purchaser acknowledges that payment of stamp duty as aforesaid shall be made at the sole risk and expense of the Purchaser.

5.3	The Purchaser shall ensure that the Transfer is returned to the Vendor if the sale and purchase herein is not completed in accordance with the provisions of this Agreement for any reason whatsoever. The Purchaser’s Solicitors shall be entitled to submit the Transfer to the Stamp Office for cancellation and refund of stamp duty paid thereon, if any, and shall immediately return the Transfer to the Vendor thereafter unless the Transfer has been retained by the Collector of Stamp Duty.

6	MODE OF PAYMENT OF BALANCE PURCHASE PRICE

6.1	The Purchaser will be utilising its own funds to purchase the Land and the Purchaser shall on or before the Payment Deadline or the Extended Payment Deadline, as the case may be, pay to the Vendor’s Solicitors, as stakeholders the Balance Purchase Price and immediately thereafter, the Vendor’s Solicitors are hereby authorised by the parties to release the original Document of Title and the prevailing quit rent and assessment receipts (if applicable) to the Purchaser’s Solicitors.

7	PRESENTATION OF DOCUMENTS FOR REGISTRATION

7.1	The Purchaser shall ensure that the Purchaser’s Solicitors present the Transfer, the Document of Title and the other documents referred to in Clauses 4.2, 4.3 and 4.4 for registration at the relevant Land Registry or Land Office within seven (7) Business Days of receipt of the Document of Title and the prevailing quit rent and assessment receipts (if applicable) by the Purchaser’s Solicitors from the Vendor’s Solicitors pursuant to Clause 6.1 PROVIDED THAT if the Transfer has not been adjudicated for stamp duty, the aforesaid documents shall be presented for registration within seven (7) Business Days after the Transfer has been adjudicated and stamped. The Purchaser shall further procure the Purchaser’s Solicitors to notify the Vendor’s Solicitors in writing of the particulars of the presentation as soon as the documents have been presented for registration.

7.2	If the documents are not accepted for presentation for registration or have been presented for registration to effect transfer of the Land but are rejected or suspended by the relevant Land Registry or Land Office for any reason attributable to the Vendor, the Vendor hereby undertakes that the Vendor shall upon request expediently do all acts and deeds required to remedy the defects or inadequacies in the documents that are attributable to them in order to effect the transfer of the Land in favour of the Purchaser.

8	RELEASE OF MONEY

8.1	The Balance Purchase Price and interest paid pursuant to Clause 2.4 (if any) shall be released by the Vendor’s Solicitors to the Vendor upon:-

8.1.1	the expiry of seven (7) days after the Transfer has been presented for registration at the relevant Land Registry or Land Office; or

8.1.2	the expiry of ten (10) days after the date of receipt of the Document of Title and the prevailing quit rent and assessment receipts (if applicable) by the Purchaser’s Solicitors pursuant to Clause 6.1; or

8.1.3	the registration of the Transfer by the relevant Land Registry or Land Office;

whichever is the earliest of the applicable dates provided always that vacant possession of the Land has been delivered by the Vendor to the Purchaser.

9	VACANT POSSESSION

9.1	The Vendor shall deliver vacant possession of the Land to the Purchaser on the Completion Date. In the event the Vendor fails to deliver vacant possession of the Land to the Purchaser pursuant to this Clause 9.1, the Vendor shall pay to the Purchaser interest at the rate of eight per centum (8%) per annum on the Purchase Price calculated on a daily basis from the day after the Completion Date until the actual delivery date of vacant possession to the Purchaser (“Possession Date”).

9.2	If the Purchaser takes vacant possession of the Land before the time specified in Clause 9.1, the Purchaser shall occupy the Land as a bare licensee of the Vendor. In such event the Purchaser shall immediately surrender possession of the Land in a clean and tenantable condition (fair wear and tear excepted) to the Vendor if the sale and purchase herein is not completed in accordance with the terms of this Agreement.

10	BASIS OF SALE

10.1	The Purchaser acknowledges that the Land is sold on an “as is where is” basis and the Purchaser is deemed to have inspected the Land and agrees to purchase and accept the same in the state and condition in which they are in as at the date set out in Clause 9.1. The Purchaser shall be responsible to maintain the Land from the date of this Agreement. The Purchaser is not entitled to rescind this Agreement or make any claim for compensation or reduction in the Purchase Price or claim any damages in respect of any misdescription of the area, condition or state of the Land.

11	APPORTIONMENT OF OUTGOINGS

11.1	The Purchaser shall solely pay for all quit rent, assessment, rates, security charges, insurance, utility charges including but not limited to electricity, water, tele-communication and sewerage charges from the date of this Agreement and shall deliver a copy each of the relevant invoices and receipts to the Vendor on the Completion Date. Any sum due from one party to the other by virtue of such apportionment shall be paid on or before seven (7) Business Days from the Completion Date provided always that the said outgoings are made known to the other party on or before the Completion Date (subject to the production of the relevant and accurate receipts and invoices up to date).

11.2	The Vendor shall indemnify the Purchaser against any loss or penalty which may be imposed by the Appropriate Authorities in respect of any late or non-payment of such aforesaid payments for the period prior to the date of such apportionment.

11.3	The parties hereto shall where necessary individually inform all the Appropriate Authorities of the change of ownership of the Land upon the completion of the sale and purchase herein. The parties agree that it shall not be the obligation of their respective solicitors to perform any of the foregoing matters.

12	RISK

12.1	Subject to Clause 12.2, risk in the Land with regard to loss or damage shall pass from the Vendor to the Purchaser on the Possession Date.

12.2	If the Purchaser fails, refuses, delays or neglects to take vacant possession of the Land (other than by reason of a default by the Vendor) on the Completion Date, risk in the Land shall nonetheless be deemed to have passed to the Purchaser on the Completion Date notwithstanding that the Purchaser may not have taken vacant possession thereof.

12.3	If the Land or part thereof are substantially damaged or destroyed by any cause before the date that risk passes or is deemed to have passed to the Purchaser under Clause 12.1 or 12.2, as applicable, the Purchaser shall be entitled to:-

12.3.1	terminate this Agreement by written notice to the Vendor whereupon the provisions of Clause 19 shall apply; OR

12.3.2	request the Vendor to restore the Land to their original state and condition before the expiry of the Payment Deadline or the Extended Payment Deadline, as the case may be, at the expense of the Vendor OR to reduce the Purchase Price by such amount as may be agreed upon by the parties AND if the Vendor does not agree/reply to the Purchaser's request within fourteen (14) days from the date of the request being made, the Purchaser shall be entitled to terminate this Agreement by written notice to the Vendor and upon such termination, the provisions of Clause 19 shall apply.

13	REPRESENTATIONS AND WARRANTIES

13.1	The Vendor hereby represents, warrants, covenants and undertakes to and with the Purchaser as at the date hereof and up to and including the Completion Date that:-

13.1.1	Existence and Capacity of the Vendor

(a)	The Vendor is a corporation duly incorporated under the laws of Malaysia.

(b)	The Vendor has the full legal right, power and authority to enter into and bind itself by this Agreement and the Transfer, to apply for the PDC Approval, the Transfer Approval and the TNB Consent, and to exercise all rights and perform all obligations under the aforesaid documents and all appropriate actions and approvals have been taken and obtained, including shareholders’ approval, if required and board approval, to authorise the execution and delivery of this Agreement, the Transfer and such other applications and the execution and delivery of the same does not contravene any law or breach any contractual obligation by which the Vendor is bound or exceed the power and authority of the officer(s) executing the same, where applicable.

(c)	Completion of the transactions contemplated by this Agreement by the Vendor will not:

(i)	conflict with or result in the breach of or accelerate the performance provided by, the terms of any agreement or deed to which the Vendor may be bound or affected; or

(ii)	constitute a default or an event which, with the lapse of time or action by a third party, could result in the creation of any Encumbrance, equity, claim or restriction on the Land or any part thereof.

(d)	The Vendor has not been wound up and there is no claim, suit, court proceeding or arbitration instituted and pending or threatened against the Vendor by any third party (save and except for PDC), including winding up proceedings, which may affect in any way the Vendor’s title to the Property or the Vendor’s ability and right to deal with or dispose the Land.

13.1.2	Title

(a)	The Vendor is the sole legal and beneficial owner of the Land and has a good and marketable title to it and has in its possession or under its control, free of any lien, all relevant original Document of Title and documents necessary to prove the title of the Vendor.

(b)	Where the title to the Land requires registration, it has been properly registered and the Vendor is the registered proprietor.

(c)	The Land is not a Malay reserved land.

(d)	Based on the Vendor’s knowledge, the Land benefits from all rights, easements, covenants and entitlements as are necessary for its beneficial use and enjoyment and no such rights, easements, covenants or entitlements are subject to any restrictions as to their exercise or terms entitling any person to terminate or curtail them.

(e)	There are no outstanding actions, disputes, claims or demands between the Vendor and any third party (save and except for PDC) that would adversely affect the Vendor’s title, ownership and enjoyment of the Land nor are there any disputes as to the boundaries of the Land.

13.1.3	Use

(a)	Based on the Vendor’s knowledge, the use and operation of the Land does not violate any law.

(b)	A valid Certificate of Fitness for Occupation or Certificate of Completion and Compliance, as the case may be, has been issued in respect of all building(s) erected and located on the Land, where applicable.

13.1.4	No Compulsory Acquisition or Enforcement Proceedings

Based on the Vendor’s knowledge, save and except for the outstanding actions, disputes, claims or demands by PDC, there are no outstanding enforcement or other notices or proceedings issued in respect of the Land, and there is no resolution or proposal for compulsory acquisition by the local or any other authority nor any outstanding order, notice or other requirement of any such authority that affects such existing use as aforesaid or involves expenditure in complying with it nor any other circumstances known which may result in any such order or notice being made or served or which may otherwise affect the Land.

13.1.5	Planning

Based on the Vendor’s knowledge:

(a)	No alterations to the Land or use of the Land has been undertaken in breach of the planning legislation or any other statutes or any regulations, bye-laws, orders, consents or permissions made or given thereunder.

(b)	The planning consents and permissions in relation to any alterations to the Land are either unconditional or if there are any conditions, they have been complied with up to the date of this Agreement.

(c)	There is no pending planning application, planning appeal or other planning proceedings in relation to any alterations to the Land.

13.1.6	Outgoings

All outgoings payable on the Land have been duly paid.

13.1.7	Forfeiture

Based on the Vendor’s knowledge, save and except for the outstanding actions, disputes, claims or demands by PDC, no notice of intended forfeiture or other action, claim, proceeding, demand, dispute or liability in respect of the express conditions of the Land has been issued by any Appropriate Authority.

13.1.8	Environmental Matters

Based on the Vendor’s knowledge, there has been no breach by the Vendor of any law concerning pollution or protection of environment including releases of hazardous substances into air, water, sewage systems and land, and the manufacture, process and handling of hazardous substances in relation to any business or activity which has been or is being carried on by the Vendor in relation to its business.

13.1.9	Accuracy of Information

All material information contained in this Agreement is true, complete and accurate in all material respects.

13.2	The Purchaser hereby represents, warrants, covenants and undertakes to and with the Vendor as at the date hereof and up to and including the Completion Date that:-

13.2.1	the Purchaser is a corporation duly incorporated under the laws of Malaysia;

13.2.2	the Purchaser has the full legal right, power and authority to enter into and bind itself by this Agreement and the Transfer, to apply for the State Authority Approval and/or the EPU Confirmation (where applicable), and to exercise all rights and perform all obligations under the aforesaid documents and all appropriate actions and approvals have been or will be taken and obtained to authorise the execution and delivery of this Agreement, the Transfer and such other applications and the execution and delivery of the same does not contravene any law or breach any contractual obligation by which the Purchaser is bound or exceed the power and authority of the officer(s) executing the same, where applicable;

13.2.3	no winding-up proceedings have been commenced against the Purchaser as at the date hereof and the Purchaser has not commenced any action or passed any resolution for its voluntary winding-up; and

13.2.4	there are no judgments, orders or pending legal proceedings or claims against the Purchaser which may affect in any way its solvency.

13.3	In the event that there is a breach by either party of any representations and warranties contained in Clause 13.1 or 13.2, as the case may be, the non-defaulting party shall be entitled to make a claim for damages and to be indemnified against all losses, damages, costs, expenses and outgoings which the non-defaulting party may incur or be liable for in respect of any claim, demand, liability, action, proceedings or suits arising out of or in connection with a breach thereof. For the avoidance of doubt, the parties shall not be entitled to exercise their rights under Clause 15.1 or 15.2 for a breach of representations and warranties contained in Clause 13.1 or 13.2.

13.4	The representations and warranties contained in Clause 13.1 or 13.2 shall survive for a period of six (6) months after the Completion Date.

13.5	Save and except as set out in Clause 13.1, the Vendor does not make any other representation or warranty under this Agreement. Save and except as set out in Clause 13.2, the Purchaser does not make any other representation or warranty under this Agreement.

14	REAL PROPERTY GAINS TAX

14.1	Each party shall within three (3) Business Days from the Disposal Date provide its Income Tax file reference number and the branch of the Inland Revenue Board at which its tax file is maintained to the other party.

14.2	The parties shall within fifty (50) days from the Disposal Date notify the Director General of the sale and purchase of the Land by filing the prescribed CKHT 1A and CKHT 2A forms at the branch of the Inland Revenue Board at which the Vendor’s tax file is maintained. Each party shall provide the other party’s solicitors with a photocopy of the acknowledgement of receipt of the form filed by such party within three (3) Business Days after the same has been filed with the Director General.

14.3	The Vendor’s Solicitors shall no earlier than thirty (30) days but no later than fifty (50) days after the Disposal Date, pay the Retention Sum to the Director General in accordance with Section 21B(1) of the RPGT Act. At the same time, the Vendor’s Solicitors shall release all interest accrued on the Retention Sum to the Vendor. The Vendor’s Solicitors shall provide the Purchaser’s Solicitors with the receipt issued by the Director General for the Retention Sum within three (3) Business Days of its receipt of such document from the Director General.

14.4	If the Retention Sum is insufficient to pay the RPGT payable in connection with the disposal of the Land, the Vendor shall pay the difference to the Director General within the time frame which it is required to do so. If the Retention Sum exceeds the RPGT assessed and payable in connection with the disposal of the Land, the Vendor shall be responsible to recover the excess amount from the Director General without recourse to the Purchaser or the Purchaser’s Solicitors.

14.5	The Vendor shall indemnify and keep the Purchaser indemnified against all claims (including, without limitation, any claim for any shortfall in the payment of RPGT, costs, damages, fines, tax liabilities or penalties, if any, imposed on the Purchaser by reason of non-compliance by the Vendor with any of its obligations under the RPGT Act and this Agreement in connection with the disposal of the Land herein by the Vendor.

15	DEFAULT

15.1	Purchaser’s Default

If:-

(1)	the Purchaser defaults in the payment of the Balance Purchase Price or interest or other sums due under this Agreement in accordance with the provisions hereof and such default has not been remedied within seven (7) Business Days from the date of a written notice from the Vendor requiring the same to be remedied; or

(2)	there is any material breach by the Purchaser of any of its covenants, undertakings or obligations under this Agreement which is:-

(a)	not capable of remedy; or

(b)	capable of remedy but is not remedied within twenty one (21) days from the date of a written notice from the Vendor requiring the same to be remedied;

the Vendor shall be entitled to the remedy of specific performance against the Purchaser or to terminate this Agreement by giving written notice to the Purchaser (with a photocopy being given to each of the Vendor’s Solicitors and the Purchaser’s Solicitors at the same time) whereupon:-

15.1.1	the Balance Deposit shall be immediately forfeited to the Vendor as agreed liquidated damages and the Retention Sum comprised in the Deposit shall be dealt with as follows:-

(a)	if the Retention Sum has not been applied in accordance with Clause 14.3, the Vendor’s Solicitors shall release the Retention Sum and all interest accrued thereon to the Vendor within seven (7) Business Days of such termination notice being given;

(b)	if the Retention Sum has been applied in accordance with Clause 14.3, the Vendor shall be responsible for recovering the same from the Director General without recourse to the Purchaser or the Purchaser’s Solicitors and be entitled to retain the amount so recovered from the Director General;

15.1.2	the Purchaser shall within seven (7) Business Days of such termination notice being given:-

(a)	return or procure to be returned to the Vendor or the Vendor’s Solicitors the Document of Title and the Transfer (if the same have been released to the Purchaser’s Solicitors) with the Vendor’s interest as registered proprietor of the Land remaining intact PROVIDED THAT the Purchaser’s Solicitors may retain the Transfer for the purposes set out in Clause 5.3 if the same has been stamped;

(b)	re-deliver vacant possession of the Land in the state and condition in which they are in when they are first delivered to the Purchaser to the Vendor (if the same has been delivered to the Purchaser);

(c)	withdraw and procure to be withdrawn all private caveats presented or registered against the Land by the Purchaser; and

(d)	deliver to the Vendor or the Vendor’s Solicitors a duly executed and stamped copy of the deed of revocation confirming the termination of the sale and purchase herein (“Deed of Revocation”) and a letter issued by the Purchaser to the Director General to authorize the Director General to release the Retention Sum to the Vendor if the Retention Sum has been applied in accordance with Clause 14.3;

15.1.3	the Vendor shall, immediately upon the Purchaser's compliance with Clause 15.1.2, return and procure to be returned to the Purchaser, all monies received by it or for its account as part of the Purchase Price (excluding the Deposit to be forfeited pursuant to Clause 15.1.1), free of interest. In the event the Vendor fails to refund the monies to the Purchaser within the stipulated period, the Vendor shall be liable for late payment interest at the rate of eight per centum (8%) per annum calculated on the daily basis from the due date of payment until full payment of the monies to be refunded in accordance with this Clause;

and thereafter this Agreement shall cease to be of any further effect save as provided in Clause 19.2 and Clause 19.4.

15.2	Vendor’s Default

If the Vendor refuses or fails to complete the sale and purchase of the Land upon this Agreement becoming unconditional in accordance with Clause 3.9, the Purchaser shall be entitled to the remedy of specific performance against the Vendor or to terminate this Agreement by giving written notice to the Vendor (with a photocopy being given to each of the Vendor's Solicitors and the Purchaser’s Solicitors at the same time) whereupon:-

15.2.1	the Vendor shall within seven (7) Business Days of such termination notice being given, pay and procure to be paid, as the case may be, to the Purchaser’s Solicitors as stakeholders:-

(a)	a sum equal to the Deposit to be paid to the Purchaser as agreed liquidated damages; and

(b)	all monies received by the Vendor or the Vendor’s Solicitors or for the Vendor’s account as part of the Purchase Price free of interest Provided That the Balance Deposit and the Retention Sum comprised in the Deposit shall be dealt with as follows:-

(i)	the Vendor shall procure the Vendor’s Solicitors to, within seven (7) Business Days of the termination notice being given, pay to the Purchaser’s Solicitors, as stakeholders, an amount equal to the Balance Deposit;

(ii)	if the Retention Sum has not been applied in accordance with Clause 14.3, the Vendor shall procure the Vendor’s Solicitors to release such sum and all interest accrued thereon to the Purchaser’s Solicitors within seven (7) Business Days of the termination notice being given, as stakeholders;

(iii)	if the Retention Sum has been applied in accordance with Clause 14.3, the Vendor shall, immediately upon the receipt of the Retention Sum from the Director General pay to the Purchaser’s Solicitors, as stakeholders, an amount equal to the Retention Sum and shall be responsible for recovering the amount paid to the Director General without recourse to the Purchaser or the Purchaser’s Solicitors and be entitled to retain the amount so recovered from the Director General;

15.2.2	the Purchaser shall, immediately upon the Vendor's compliance with Clauses 15.2.1(a) and 15.2.1(b)(i):-

(a)	return or procure to be returned to the Vendor or the Vendor’s Solicitors the Document of Title and the Transfer (if the same have been released to the Purchaser’s Solicitors) with the Vendor’s interest as registered proprietor of the Land remaining intact PROVIDED THAT the Purchaser’s Solicitors may retain the Transfer for the purposes set out in Clause 5.3 if the same has been stamped;

(b)	re-deliver vacant possession of the Land in the state and condition in which they are in when they are first delivered to the Purchaser to the Vendor (if the same has been delivered to the Purchaser);

(c)	withdraw and procure to be withdrawn all private caveats presented or registered against the Land by the Purchaser; and

(d)	deliver to the Vendor or the Vendor’s Solicitors the Deed of Revocation and a letter issued by the Purchaser to the Director General to authorize the Director General to release the Retention Sum to the Vendor if the Retention Sum has been applied in accordance with Clause 14.3;

15.2.3	the Purchaser’s Solicitors shall, upon the Purchaser's compliance with Clause 15.2.2, release the monies held by them under Clause 15.2.1 to the Purchaser;

and thereafter this Agreement shall cease to be of any further effect save as provided in Clauses 19.2 and Clause 19.4.

16	NON REGISTRATION OF THE TRANSFER

16.1	If the Transfer is suspended or rejected by the relevant Land Registry or Land Office for any reason which is not attributable to a default of either party, the parties shall use their best endeavours to rectify the defect or inadequacy as soon as possible after the Purchaser’s Solicitors have been informed of the suspension or rejection by the relevant Land Registry or Land Office. In addition and if applicable, the Vendor shall grant to the Purchaser an extension of time which corresponds with the period of time it takes for the defect or inadequacy to be rectified to pay the Balance Purchase Price and the Payment Deadline or as the case may be, the Extended Payment Deadline shall be deemed to have been extended accordingly and the Purchaser shall not be liable to pay any interest during such period of time. If the defect or inadequacy cannot be rectified by the parties within thirty (30) days after the Purchaser’s Solicitors have notified the Vendor’s Solicitors of such suspension or rejection, either party shall be entitled to terminate this Agreement by written notice to the other whereupon the provisions of Clause 19 shall apply.

17	COMPULSORY ACQUISITION

17.1	The Vendor hereby warrants and represents to the Purchaser that as at the date of execution of this Agreement, the Vendor has no knowledge of any intended acquisition of the Land or any part thereof nor has any reason to believe that the Land or any part thereof is subject to acquisition by any governmental statutory urban or municipal authority or that any advertisement in the Government Gazette of such intention has been published under Section 4 or Section 8 of the Land Acquisition Act 1960.

17.2	Notwithstanding the warranty or representation of the Vendor above, if a notice under Section 4 or a declaration under Section 8 of the Land Acquisition Act 1960 has been issued or published in respect of the Land or any part thereof after the date of this Agreement but before the date of payment of the Balance Purchase Price, the Vendor shall notify the Purchaser of such notification, whereupon the Purchaser shall be entitled to:-

17.2.1	terminate this Agreement by written notice to the Vendor whereupon the provisions of Clause 19 shall apply; OR

17.2.2	elect to complete the purchase of the Land by written notice to the Vendor whereupon the provisions of Clause 17.3 shall apply.

17.3	In the event that the Purchaser elects to complete the purchase of the Land, upon the Purchaser paying the full amount of the Purchase Price and interest due, if any, under Clause 2.4:-

17.3.1	the Vendor shall immediately notify the Government or the acquiring authority of the Purchaser’s interest in the Land and the terms of this Agreement;

17.3.2	the Purchaser shall be entitled to receive all compensation monies and to appear and attend at such enquiry or hearings either in the name of the Vendor or the Purchaser; and

17.3.3	the Vendor shall forthwith pay to the Purchaser, free of interest, all compensation monies, if any, received by the Vendor on account of the acquisition or intended acquisition.

18	GOVERNMENT SCHEMES

18.1	The Land has been open for inspection by the Purchaser and are sold subject to the present and future zoning, road widening or drainage improvements or other schemes that may affect the Land or the use thereof. The Purchaser agrees to assume the risk of any change in zoning or introduction of any road widening or drainage improvements or other schemes that may arise after the date of this Agreement. Notwithstanding the foregoing, any notice(s) received by the Vendor prior to the Completion Date of any of the said schemes that affect the Land or the use thereof from the Appropriate Authorities, shall be given a copy of the same to the Purchaser.

19       CONSEQUENCES OF TERMINATION

19.1	Upon the lawful termination of this Agreement (other than termination pursuant to Clause 15.1 or Clause 15.2):-

19.1.1	the Purchaser shall within seven (7) Business Days of the termination notice being given:-

(1)	return or procure to be returned to the Vendor or the Vendor’s Solicitors the Document of Title and the Transfer (if the same have been released to the Purchaser’s Solicitors) with the Vendor’s interest as registered proprietor of the Land remaining intact PROVIDED THAT the Purchaser’s Solicitors may retain the Transfer for the purposes set out in Clause 5.3 if the same has been stamped;

(2)	re-deliver vacant possession of the Land in the state and condition in which they are in when they are first delivered to the Purchaser to the Vendor (if the same has been delivered to the Purchaser);

(3)	withdraw and procure to be withdrawn all private caveats presented or registered against the Land by the Purchaser; and

(4)	deliver to the Vendor or the Vendor’s Solicitors the Deed of Revocation and a letter issued by the Purchaser to the Director General to authorize the Director General to release the Retention Sum to the Vendor if the Retention Sum has been applied in accordance with Clause 14.3;

19.1.2	the Vendor shall, immediately upon the Purchaser's compliance with Clause 19.1.1, refund and procure to be refunded all monies paid by the Purchaser towards the Purchase Price, free of interest Provided That the Retention Sum shall be dealt with as follows:-

(1)	if the Retention Sum has not been applied in accordance with Clause 14.3, the Vendor's Solicitors shall release such sum and all interest accrued thereon to the Purchaser;

(2)	if the Retention Sum has been applied in accordance with Clause 14.3, the Vendor shall within ninety (90) days of the Purchaser’s compliance with Clause 19.1.1 or immediately upon the receipt of the Retention Sum from the Director General, whichever shall occur later, refund to the Purchaser an amount equal to the Retention Sum and shall be responsible for recovering the amount paid to the Director General without recourse to the Purchaser or the Purchaser’s Solicitors and be entitled to retain the amount so recovered from the Director General;

and thereafter this Agreement shall cease to be of any further effect save as provided in Clause 19.2 and Clause 19.4.

19.2	Upon the lawful termination of this Agreement, neither party shall have any further obligations under this Agreement to the other party other than:-

19.2.1	their respective obligations which are to be performed upon the lawful termination of this Agreement;

19.2.2	any obligation which is expressed to survive the termination of this Agreement; and

19.2.3	any rights or obligations which have accrued to any party in respect of any breach of any of the provisions of this Agreement prior to such termination.

19.3	The Vendor hereby authorises the Vendor's Solicitors to return to the Purchaser any monies held by them as stakeholders upon the lawful termination of this Agreement.

19.4	Following the lawful termination of this Agreement, the Vendor shall be at liberty to resell or otherwise to dispose of the Land at such price and in such manner and to such person or persons as the Vendor shall think fit without being accountable to the Purchaser for any profit made on the resale.

20	SPECIFIC PERFORMANCE

20.1	Notwithstanding anything contained in this Agreement, either party shall be entitled to apply for an order for specific performance against the other if the other party defaults in performing any of its obligations under this Agreement.

21	CAVEAT BY THE PURCHASER

21.1	The Purchaser shall be entitled at its own costs to lodge a private caveat against the Land. The caveat shall be withdrawn by the Purchaser at its own costs and expenses if the sale and purchase herein is lawfully terminated in accordance with the provisions of this Agreement.

21.2	The Purchaser shall upon the execution of this Agreement execute and deposit with the Purchaser’s Solicitors a valid and registrable Withdrawal of Private Caveat in Form 19G of the National Land Code 1965 together with the requisite registration fee. The Purchaser’s Solicitors are hereby authorized by the Purchaser to use the said form to withdraw the private caveat upon the lawful termination of this Agreement.

22	NOTICES

22.1	Any notice or communication to be given or made under this Agreement shall be in writing and may be given or sent by hand or prepaid registered post to the other party at the address set out below or to such other address as either party may give notice of to the other:

The Vendor:

Address	: c/o Rubicon Technology Inc, 900 East Green Street, Unit A, Bensenville, IL 60106, United States of America

Attention	: Mr Timothy Brog

andcopied to	: Messrs Skrine, Unit No. 50-8-1, 8th Floor, Wisma UOA Damansara,

50, Jalan Dungun, Damansara Heights, 50490 Kuala Lumpur, Malaysia.

Attention: Miss Theresa Chong / Miss Oon Hooi Lin (File Ref: TC/2162793.1)

The Purchaser:

Address	: 6/F, Building 20E, Phase 3, Hong Kong Science Park, 20 Science Park East Avenue, Shatin, New Territories, Hong Kong

Attention	: Dr. King OWYANG

and copied to	: Messrs Foong & Partners of 13-1 Menara 1MK, Kompleks 1 Mont’ Kiara, No 1 Jalan Kiara, Mont’ Kiara, 50480 Kuala Lumpur, Malaysia

Attention: Ms. Chong Siew Mun / Ms. Chuar Pei Yin (File Ref: FP/0084/19)

22.2	All notices and communications shall be in the English language.

22.3	Any notice or communication shall be deemed to have been duly served upon and received by the addressee:-

22.3.1	if delivered by hand, on the day of delivery;

22.3.2	if sent by courier service, at the time of signature of the courier’s delivery receipt;

22.3.3	if sent by prepaid registered post to an address within Malaysia, on expiry of three (3) Business Days after posting;

22.3.4	if sent by prepaid registered post to an address outside Malaysia, on expiry of five (5) Business Days after posting; and

22.3.5	if delivery or receipt is on a day which is not a Business Day or is after 5.00 p.m. at the place of delivery or receipt, it is taken as given at 9.00 a.m. on the next Business Day.

22.4	In proving the giving of a notice or communication, it shall be sufficient to show:-

22.4.1	in the case of courier service or dispatch by hand, that the notice or other document was duly acknowledged to have been received by the intended recipient; or

22.4.2	in the case of prepaid registered post, that the notice or communication was contained in an envelope which was duly addressed, postage prepaid and lodged with the postal authorities for delivery; certificate of posting.

22.5	A party may change its address for notices by giving a written notice to the other party.

23	TAXES

23.1	Save as aforesaid and otherwise provided in this Agreement, each party shall be liable for its own taxes, including but not limited to income/corporate tax.

24	COSTS

24.1	Each party shall be responsible for its own solicitors’ costs of and in connection with the preparation and completion of this Agreement.

24.2	The Purchaser shall be responsible for and shall pay all stamp duty, registration fees, and penalties and levy (if any) payable on this Agreement, the Transfer and the Deed of Revocation (if applicable) and all costs and expenses in relation to the State Authority Approval and/or the EPU Confirmation (where applicable).

24.3	The Vendor and the Purchaser shall be responsible for all costs and expenses in relation to the approvals contemplated under Clauses 3.1.1 and 3.1.2, and for the real estate agency fees payable in relation to this transaction in the ratio of 35:65, subject always that the Purchaser’s total liability in respect thereof shall not exceed the amount of Ringgit Malaysia Seven Hundred and Fifty Thousand (RM750,000.00) only.

25	PERMISSION TO THE PURCHASER TO ENTER THE LAND

25.1	Pending the completion of the sale and purchase of the Land in accordance with the terms herein, the Purchaser is permitted subject to no less than forty eight (48) hours’ prior written notice to the Vendor to enter the Land during office hours for the sole purpose of carrying out minor renovations works to the buildings thereon provided always that the Vendor shall have first approved the renovation plans. It is a condition that at all times, the Purchaser must be accompanied by an authorized representative of the Vendor, unless such condition is waived in writing by the Vendor. The Purchaser undertakes that it and/or its agents shall not cause any disruption to the operations or other activities of the Vendor on the Land and that the Purchaser and/or its agents shall not cause any loss or damage to the Land and/or the buildings/structures thereon.

26	MISCELLANEOUS

26.1	Time of Essence

Time wherever mentioned in this Agreement shall be of the essence.

26.2	Amendments

No amendment of, or addition to, the provisions of this Agreement shall be binding or effective unless it is in writing signed by all the parties hereto.

26.3	Assignment

Neither party may assign nor transfer any of their respective rights or obligations under this Agreement without the prior written approval of the other party. Any purported assignment or transfer made without such prior written approval shall not be binding on or effective against the other party.

26.4	Successors in Title and Assigns Bound

This Agreement shall be binding upon the respective successors in title and/or permitted assigns of the parties.

26.5	Further Covenant

Each party has entered into this Agreement in good faith and shall give all such assistance and information to the other party and execute and do and procure all other necessary persons or companies, if any, to execute and do all such further acts, deeds and things as may be reasonably required to give full effect to the terms of this Agreement.

26.6	Invalidity and Severability

If any provision of this Agreement is or may become under any written law, or is found by any court or administrative body or competent jurisdiction to be illegal, void, invalid, prohibited or unenforceable then:-

26.6.1	such provision shall be ineffective to the extent of such illegality, voidness, invalidity, prohibition or unenforceability;

26.6.2	the remaining provisions of this Agreement shall remain in full force and effect; and

26.6.3	the parties shall use their respective best endeavours to negotiate and agree on a substitute provision which is valid and enforceable and achieve to the greatest extent possible the economic, legal and commercial objectives of such illegal, void, invalid, prohibited or unenforceable term, condition, stipulation, provision, covenant or undertaking.

26.7	Knowledge or Acquiescence

Knowledge or acquiescence of either party hereto of or in any breach of any of the conditions or covenants herein contained shall not operate as or be deemed to be a waiver of such conditions or covenants or of any of them and notwithstanding such knowledge or acquiescence each party hereto shall be entitled to exercise their respective rights under this Agreement and to require strict performance by the other of the terms and conditions herein.

26.8	Rights & Remedies

The rights and remedies provided in this Agreement are cumulative, and are not exclusive of any rights or remedies of the parties provided at law, and no failure or delay in the exercise or the partial exercise of any such right or remedy or the exercise of any other right or remedy shall affect or impair any such right or remedy.

26.9	Execution

The execution of this Agreement by or on behalf of a party shall constitute an authority to their respective solicitors to deliver the same to the other.

26.10	Effective Date

This Agreement shall come into force on, and take effect from, the date first herein above mentioned, irrespective of the diverse dates upon which the respective parties may have executed this Agreement.

26.11	Law & Jurisdiction

This Agreement shall be governed by, and construed in accordance with, the laws of Malaysia and the parties:-

26.11.1	irrevocably submit to the exclusive jurisdictions of the Courts of Malaysia; and

26.11.2	consent to service of legal process in respect of any matter arising out of this Agreement by forwarding a copy of such legal process by prepaid registered post to their last known address or in any other manner permitted by the relevant law.

26.12	Government Notices

All notices (if any) issued by the Government, Appropriate Authorities or other bodies having authority in that behalf in respect of the Land after the date hereof and before the Completion Date (irrespective of the date of receipt thereof) shall be complied with by and at the expense of the Vendor.

26.13	Prior Arrangements

This Agreement supersedes any other agreement, letters, correspondence (oral or written or expressed or implied) entered into prior to this Agreement in respect of matters dealt with in this Agreement.

26.14	Counterparts

26.14.1	This Agreement may be executed in any number of counterparts and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

26.14.2	Each counterpart, when executed, will be deemed to constitute an original copy of this Agreement, but the counterparts, taken together, shall constitute one and the same instrument.

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IN WITNESS WHEREOF the Vendor and the Purchaser hereto have hereunto set their hands and/or seal the day and year first above written.

Signed by	)
)
for and on behalf of	)
the abovenamed Vendor,	)
RUBICON SAPPHIRE TECHNOLOGY	)
(MALAYSIA) SDN. BHD.	)	Director
(Company No. 200901017303/	)	Name:
860400-A) in the presence of:-)		Passport No.:
	)	Country of Issuance:

Witness

Name:

Passport No:

Country of Issuance:

Signed by	)
)
for and on behalf of	)
the abovenamed Purchaser,	)
COMPUTIME (MALAYSIA) SDN. BHD.	)
(Company No. 201901028967/	)	Director
1338296-M) in the presence of:-)		Name:
	)	NRIC/Passport No.:
	)	Country of Issuance:

Witness

Name:

Passport No:

Country of Issuance:

APPENDIX I

LEASE AND ANNEXURE